Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of August 12, 2016 (the “Closing Date”), by and among Communications Systems, Inc., a Minnesota corporation (“Communications Systems”), JDL Technologies, Incorporated, a Minnesota corporation (“JDL”), Transition Networks, Inc., a Minnesota corporation (“Transition Networks”), Suttle, Inc., a Minnesota corporation (“Suttle”; together with Communications Systems, Transition Networks and JDL, “Borrowers” and each a “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (together with its successors and assigns, “Lender”). Certain capitalized terms used in this Agreement are defined in Section 7.1. The parties agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1.      LINE OF CREDIT.

(a)           Line of Credit. Subject to the terms and conditions of this Agreement, Lender agrees to make advances to Borrowers under this Section 1.1 (“Advances”), from time to time up to and including the Termination Date, in a total amount at any time outstanding not to exceed the lesser of (x) $15,000,000 (the “Maximum Revolver Amount”) minus Letter of Credit Usage, and (y) the sum of the following (the “Borrowing Base”):

(i)           85% of Eligible Accounts, plus

(ii)          the lower of

(A)          $2,000,000 and

(B)           the sum of (I) 10% (or such lesser percentage as Lender may determine in its sole discretion) of the Value of Eligible Inventory consisting of raw materials and subassemblies and (II) 30% (or such lesser percentage as Lender may determine in its sole discretion) of the Value of Eligible Inventory consisting of finished goods, less

(iii)         Letter of Credit Usage, less

(iv)          all Reserves.

The Borrowing Base will be determined by Lender upon receipt and review of all collateral reports required under this Agreement and such other documents and collateral information as Lender may from time to time require. “Line of Credit” means the line of credit established under this Section 1.1. “Account” means an account as that term is defined in the Code. “Account Debtor” means an account debtor as that term is defined the Code. “Inventory” means inventory as that term is defined in the Code. “Dilution” means, with respect to any period of determination selected by Lender, a percentage that is the result of dividing the dollar amount of the aggregate of all bad debt write-downs, discounts, allowances, credits, deductions and other dilutive items for such period as determined by Lender with respect to each Borrower’s Accounts for such period, by each Borrower’s billings with respect to Accounts for such period. If Dilution at any time exceeds 5% of Borrowers’ gross sales for any such period (determined on a consolidated basis on a trailing twelve month basis), or if there at any time exists any other matters, events, conditions or contingencies which Lender reasonably believes may affect payment of any portion of any Borrower’s Accounts, Lender may, in its sole discretion, establish, and adjust from time to time, Reserves with respect thereto in the Borrowing Base. “Reserves” means, as of any date of determination, an amount or percentage of a specific category or item that Lender establishes in its Permitted Discretion from time to time to reduce availability under the Line of Credit to reflect events, conditions, contingencies, or risks which might affect the assets, business or prospects of any of the Borrowers, any of the Loan Parties or any of the Collateral or its value or the enforceability, perfection or priority of Lender’s security interest or other Lien in any of the Collateral, including without limitation reserves for Dilution and Bank Products. “Value” means, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in, first-out basis in accordance with GAAP, or (b) market value, provided that for purposes of the calculation of the Borrowing Base, the Value of Inventory will be computed in the same manner and consistent with the most recent appraisal of Inventory received and accepted by Lender, if any.

(b)          “Eligible Accounts” consist solely of Accounts created and invoiced by a Borrower in the ordinary course of such Borrower’s business that arise out of the sale of goods or the rendition of services, upon which a Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition, and in which Lender has a perfected first-priority security interest, but will not include:

(i)            any Account that the Account Debtor has failed to pay within (i) the earlier of (A) 120 days from original invoice date or (B) within the date that is three times the stated invoice payment period (e.g., 90 days if the invoice requires payment within 30 days), or (ii) 60 days from original due date;

(ii)           Accounts with selling terms of more than 60 days;

(iii)          that portion of any Account for which there exists any right of setoff, defense, dispute, contra account or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iv)         Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(v)          any Account which represents an obligation of the United States government, any state or any other political subdivision (except Accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act have been complied with to Lender’s satisfaction);

(vi)         any Account which represents an obligation of an Account Debtor located in a foreign country other than an Account Debtor located in a Canadian province or territory, except to the extent any such Account is supported by a letter of credit in favor of Borrower (and assigned to Lender, if requested by Lender) or insured under a policy of credit insurance, in each case in form, substance and issued by a party acceptable to Lender;

(vii)        any Account which arises from the sale or lease to or performance of services for, or represents an obligation of, another Loan Party or an employee, Affiliate, partner, member, parent or Subsidiary of any Loan Party;

(viii)       that portion of any Account, which represents interim or progress billings or title retention rights on the part of the Account Debtor;

(ix)          any Account which represents an obligation of any Account Debtor or its Affiliates if 25% or more of Borrowers’ Accounts from such Account Debtor or its Affiliates are not eligible under clauses (i), (ii) or (iii) of this definition;

(x)           (i) that portion of any Account owing from an Account Debtor (other than KGP Telecommunications) or its Affiliates which represents the amount by which Borrowers’ Accounts owing from said Account Debtor (other than KGP Telecommunications) and its Affiliates exceeds 15% of Borrowers’ total Accounts, and (ii) that portion of any Account owing from KGP Telecommunications or its Affiliates which represents the amount by which Borrowers’ Accounts owing from KGP Telecommunications and its Affiliates exceeds 35% of Borrowers’ total Accounts;

(xi)          Accounts representing credit card or “C.O.D.” sales;

(xii)         Accounts arising in a transaction where goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, or any other terms by reason of which the payment by the Account Debtor may be conditional or contingent;

(xiii)        that portion of Accounts which has been restructured, extended, amended or otherwise modified;

(xiv)        Accounts that are not payable in U.S. Dollars;

(xv)         bill and hold invoices;

(xvi)        Accounts which have not been invoiced;

(xvii)       that portion of any Account which represents finance charges, service charges, sales taxes, or excise taxes; or

(xviii)      any other Account deemed ineligible by Lender in its Permitted Discretion.

(c)          “Eligible Inventory” means all finished goods, raw materials and subassemblies Inventory owned by any Borrower and held for sale in the ordinary course of such Borrower’s business, in which Lender has a perfected first priority security interest, but will not include:

(i)             Inventory that is (A) in-transit, (B) located at any premises leased by a Borrower or any warehouse, unless Lender has received a Collateral Access Agreement from such lessor or warehouseman, (C) located at job site or other premises not owned by a Borrower other than premises permitted under (B) above, (D) covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; (E) on consignment from any consignor or (F) on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed such agreements with Lender in such form as Lender shall specify (and such other steps have been taken as required by Lender to ensure that Lender maintains a first priority perfected security interest in such Inventory at all times);

(ii)            supplies, parts, packing, packaging or shipping materials, or sample Inventory, tooling Inventory, fabricated parts, customer-supplied Inventory, or customized or customer specific Inventory not supported by a valid purchase order;

(iii)           work-in-process Inventory;

(iv)           Inventory that is damaged, defective, obsolete, perishable, contaminated, discontinued, slow moving or not currently saleable in the ordinary course of a Borrower’s business, or is past its expiration date, has been rejected or the amount of such Inventory that has been reduced by shrinkage;

(v)            Inventory that a Borrower has returned, attempted to return, is in the process of returning or intends to return to the vendor of the Inventory, or inventory returned to Borrower;

(vi)           Inventory manufactured or held for resale by a Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit Lender to exercise its rights and remedies against such Inventory;

(vii)          Inventory consisting of bill and hold goods;

(viii)         Inventory stored at any location not in the United States or at locations holding less than $150,000 of the aggregate Value of such Borrower’s Inventory;

(ix)           Inventory that is subject to a security interest or Lien in favor of any third party; or

(x)            Any other Inventory deemed ineligible by Lender in its Permitted Discretion.

(d)          Letter of Credit Subfacility. As a subfacility under the Line of Credit, subject to the terms and conditions of this Agreement, Lender agrees during the term of this Agreement to issue or cause an Affiliate to issue letters of credit for the account of one or more Borrowers for purposes acceptable to Lender (“Letters of Credit”); provided however, (i) that the aggregate Letter of Credit Usage will not at any time exceed $2,000,000 and (ii) Lender shall have determined that there is Availability for any such Letter of Credit. The form and substance of each Letter of Credit will be subject to approval by Lender, in its sole discretion, and Borrowers shall execute and deliver such additional letter of credit agreements, applications and other documents required by Lender as a condition to the issuance of any Letter of Credit. Each Letter of Credit will be issued for a term not to exceed 365 days, as designated by any Borrower; provided that no Letter of Credit will have an expiration date after the Maturity Date. Each Letter of Credit will be issued under, and subject to, the additional terms and conditions of the letter of credit agreements, applications and any related documents required by Lender. Each drawing paid under a Letter of Credit will be deemed an Advance under the Line of Credit and will be repaid by Borrowers in accordance with the terms and conditions of this Agreement applicable to such Advances; provided however, that if Advances under the Line of Credit are not available for any reason at the time any drawing is paid by Lender, then Borrowers will immediately pay to Lender the full amount drawn, together with interest on such amount from the date such drawing is paid to the date such amount is fully repaid by Borrowers, at the rate of interest applicable to Advances under the Line of Credit. In such event Borrowers agree that Lender may debit any account maintained by any of the Borrowers with Lender for the amount of any such drawing. “Letter of Credit Usage” means, as of any date, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit, and (ii) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a deemed Advance.

(e)          Borrowing and Repayment. So long as Lender has not separately agreed that Borrowers may use Lender’s Loan Manager service (“Loan Manager”), Administrative Borrower may from time to time during the term of the Line of Credit request Advances, partially or wholly repay amounts outstanding under the Line of Credit, and reborrow the same, subject to all of the limitations, terms and conditions contained in this Agreement. Any request for Advance must be received by Lender no later than 1:00 p.m. (Eastern time) on the Business Day that funding is requested. If at any time the aggregate outstanding

Advances under the Line of Credit exceeds the lesser of (i) the Maximum Revolver Amount minus Letter of Credit Usage, minus Reserves or (ii) the Borrowing Base, Borrowers will immediately pay Lender such excess. No request for an Advance will be deemed received until Lender acknowledges the request. All Advances will be repaid by Borrowers even if the Person requesting the Advance on behalf of any Borrower lacks authorization.

(f)           Advances Through Loan Manager. If Lender has separately agreed that Borrowers may use Loan Manager, Advances (i) will be made solely by Loan Manager, and (ii) will be initiated by Lender and credited to the operating account of Communications Systems (unless Borrowers have designated another operating account of a Borrower) maintained with Lender as Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in such operating account maintained with Lender, subject to Availability. Lender may terminate Borrowers’ access to the Loan Manager service at any time in its sole discretion. If Lender terminates Borrowers’ access to Loan Manager, Administrative Borrower may continue to request Line of Credit Advances as provided in Section 1.1(e) so long as no Default or Event of Default shall have occurred and be continuing. Lender will have no obligation to make an Advance through Loan Manager during a Default Period, or in an amount in excess of Availability.

(g)          Protective Advances: Advances to Pay Obligations Due. Lender may make Advances under the Line of Credit in its sole discretion for any reason at any time without request of any Borrower and without any Borrower’s compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Lender’s interest in Collateral or to perform any of Borrowers’ obligations under this Agreement or under any of the Loan Documents, or (ii) apply the proceeds to any Obligations then due and payable.

(h)          Payments; Lockbox and Collection Account.

(i)             All payments by Borrowers required under this Loan Agreement or any other Loan Document will be made as directed by Lender and without setoff, counterclaim or defense.

(ii)            (A) No later than 10 days following Lender’s request following the occurrence of an Event of Default if such Event of Default is capable of being cured and has not been cured to Lender’s satisfaction, or (B) immediately, without request by Lender, if Liquidity is less than $7,500,000 at any time (each of the events described in the foregoing clauses (A) and (B), a “Triggering Event”), then Loan Parties will instruct all Account Debtors to make payments either directly to the lockbox established with Lender (the “Lockbox”), for deposit by Lender directly to a deposit account established with Lender (the “Collection Account”), or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Lockbox or Collection Account or for direct application to reduce outstanding Advances or such other Obligations as Lender shall determine.

(iii)           Upon the occurrence and during the continuance of an Event of Default, all payments received by Lender will be applied to reduce outstanding Obligations in such manner as Lender determines in its sole discretion.

(iv)           Following a Triggering Event, if any Loan Party receives payment or the proceeds of Collateral directly, such Loan Party will promptly deposit the payment or proceeds into the Collection Account. Until deposited in accordance with the requirements of this clause (h), each Loan Party will hold all such payments and proceeds in trust for Lender without commingling with other funds or property. Unless otherwise provided in any cash management or other agreement between any of the Loan Parties and Lender, each payment made as required under this Section will be applied to the Obligations as of the first Business Day following the Business Day of deposit to the Collection Account of immediately available funds or other receipt of immediately available funds by Lender, provided such payment is received in accordance with Lender’s usual and customary practices as in effect from time to time. Any payment received by Lender that is not a transfer of immediately available funds will be considered provisional until the item or items representing such payment have been finally paid under applicable law. Should any payment item not be honored when presented for payment, then Borrowers will be deemed not to have made such payment, and that portion of the outstanding Obligations corresponding to the amount of such dishonored payment item will be deemed to bear interest as if the dishonored payment item had never been received by Lender. Each reduction in outstanding Obligations resulting from the application of such payment to the outstanding Obligations will be accompanied by an equal reduction in the amount of outstanding Accounts.

(i)            Charges to Loan Account. Lender will maintain an account on its books and records in the name of Borrowers (the “Loan Account”) in which will be recorded all Advances made by Lender, all Letters of Credit issued and all other payment Obligations. Borrowers authorize Lender to collect all principal, interest and fees due under the Line of Credit or otherwise in respect of Obligations by charging the Loan Account, or any other deposit account maintained by any Borrower with Lender. Should there be insufficient funds in the Loan Account or any such other account to pay all such sums when due, the full amount of such deficiency will be immediately due and payable by Borrowers. All cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds) (collectively, “Collections”) received by Lender will be applied as provided in Section 1.1(h). All monthly statements relating to the Loan

Account or such account will be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and Lender unless Borrowers deliver written objection to Lender within 30 days after receipt by Borrowers.

(j)            Mandatory Payment of Advances. If at any time the sum of the outstanding Advances and Letter of Credit Usage exceeds either the Maximum Revolver Amount, less Reserves or the Borrowing Base (the “Overadvance Amount”), then Borrowers shall immediately upon demand by Lender repay the Obligations in an aggregate amount equal to the Overadvance Amount. If payment in full of outstanding Advances is insufficient to eliminate the Overadvance Amount and Letter of Credit Usage continues to exceed the Borrowing Base, Borrowers shall cash collateralize the Letter of Credit Usage in an amount sufficient to eliminate such Overadvance Amount.

SECTION 1.2.     [RESERVED].

SECTION 1.3.     INTEREST/FEES.

(a)           Interest. Except as provided in Section 1.3(b), the outstanding principal balance of Advances will bear interest on the Daily Balance of such Advances at a variable per annum rate equal to Daily One Month LIBOR plus the Applicable Margin.

(b)          Default Rate. Upon the occurrence and during the continuation of an Event of Default (a “Default Period”) and at any time following the Termination Date, at the sole discretion of Lender, (i) the outstanding principal balance of the Advances will bear interest on the Daily Balance of such Obligations at a per annum rate equal to 2.00% above the per annum rate otherwise applicable under Section 1.3(a) (such rate, the “Default Rate”), and (ii) the Letter of Credit fee provided for in Schedule A will be increased by 2.00% above the per annum rate otherwise applicable under Schedule A. Lender may assess the Default Rate and the increase in the Letter of Credit fee commencing as of the date of the occurrence of an Event of Default or as of any date after the occurrence of an Event of Default, regardless of the date of reporting or declaration of such Event of Default.

(c)           Payment of Interest. Interest will be payable monthly in arrears on the first day of each month and on the Termination Date.

(d)           Payment of Fees. Borrowers will pay to Lender the fees set forth on Schedule A.

(e)           Computation of Interest and Fees. Interest and fees will be computed on the basis of a three hundred sixty (360)-day year for the actual number of days elapsed.

SECTION 1.4.     ADDITIONAL COSTS.

(a)           Capital Requirements. Borrowers will pay Lender, on demand, for Lender’s costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by Lender, using any reasonable method. The costs include, without limitation, (i) any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and (ii) any capital requirements relating to Lender’s assets and commitments for credit. “Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, will in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

(b)           Illegality; Impracticability; Increased Costs. In the event that (i) any change in market conditions or any Change in Law make it unlawful or impractical for Lender to fund or maintain extensions of credit with interest based upon Daily One Month LIBOR or to continue to so fund or maintain, or to determine or charge interest rates based upon Daily One Month LIBOR, (ii) Lender determines that by reasons affecting the London Interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining Daily One Month LIBOR, or (iii) Lender determines that the interest rate based on the Daily One Month LIBOR will not adequately and fairly reflect the cost to Lender of maintaining or funding Advances at the interest rate based upon Daily One Month LIBOR, Lender will give notice of such changed circumstances to Borrowers and (a) interest on the principal amount of such extensions of credit constituting Advances will then accrue interest at a rate equal to the Prime Rate plus the Applicable Margin and (b) Borrowers will not be entitled to elect Daily One Month LIBOR until Lender determines that the conditions described in clauses (i) through (iii) no longer exist.

SECTION 1.5.     TERM AND TERMINATION.

(a)           Termination Date. Lender’s obligations under this Agreement will continue for a term ending on the earliest of the following (the “Termination Date”): (i) August 12, 2021 (the “Maturity Date”) or (ii) the date the Line of Credit has been terminated by Borrowers or (iii) the date the Lender’s obligation to extend further credit under this Agreement terminates following an Event of Default. On the Termination Date, all obligations of Lender to provide Advances or other extensions of credit under this Agreement will automatically terminate and all of the Obligations (other than Obligations under any Hedge Agreement, which will be terminated pursuant to the applicable Hedge Agreement) will immediately become due and payable without notice or demand, and Borrowers will immediately repay all of the Obligations in full (including providing cash collateral (on terms and conditions and pursuant to agreements required by Lender (the “L/C Collateral Conditions”)) to be held by Lender for the benefit of Lender in an amount equal to 110% of the then existing Letter of Credit Usage). No termination of the obligations of Lender will relieve or discharge Borrowers of their duties, obligations, or covenants under this Agreement or under any other Loan Document. The relevant Bank Product Provider and Lender may require cash collateralization of Obligations with respect to any then-existing Bank Product in an amount acceptable to such Bank Product Provider and Lender.

(b)           Termination of Liens. Provided that there are no suits, actions, proceedings or claims pending or threatened against any Person who Borrowers have agreed to indemnify under this Agreement, Lender will, at Borrowers’ expense, release or terminate any filings or other agreements that perfect the Lender’s Liens in the Collateral upon Lender’s receipt of each of the following, in form and content satisfactory to Lender: (i) cash payment in full of all Obligations (including termination of all Obligations under any Hedge Agreement, which will be terminated and paid pursuant to the applicable Hedge Agreement) and completed performance by Borrowers with respect to their other obligations under this Agreement and the other Loan Documents (including providing cash collateral to be held by Lender for the benefit of Lender in an amount equal to 110% of the then existing Letter of Credit Usage and subject to satisfaction of the L/C Collateral Conditions), (ii) evidence that any obligation of Lender to make Advances to Borrowers, issue Letters of Credit or provide any further extensions of credit to or for the benefit of Borrowers has been terminated, (iii) a general release of all claims against Lender and its Affiliates by Borrowers and all other Loan Parties relating to the Line of Credit and Lender’s performance and obligations under the Loan Documents, and (iv) an agreement by Borrowers, each Loan Party and any new lender to Borrowers to indemnify Lender and its Affiliates for any payments received by Lender or its Affiliates that are applied to the Obligations as a final payoff that may later be returned or otherwise not paid for any reason.

(c)           Termination by Borrowers. Borrowers may terminate the Line of Credit at any time prior to the Maturity Date, if they (i) deliver a written notice to Lender of their intention at least 30 days prior to the proposed action, (ii) pay to Lender the applicable termination and prepayment fees specified in this Agreement, and (iii) pay the Obligations in full and satisfy the L/C Collateral Conditions (to the extent of any outstanding Letters of Credit). Any such termination will be irrevocable.

SECTION 1.6.     SECURITY AGREEMENT. To secure the Obligations, (a) Borrowers and Lender are entering into an Amended and Restated Security Agreement pursuant to which each Borrower is granting Lender, for the benefit of Lender and Lender’s Affiliates, a security interest in certain collateral and (b) Twisted Technologies and Lender are entering into a Security Agreement pursuant to which Twisted Technologies is granting Lender, for the benefit of Lender and Lender’s Affiliates, a security interest in certain collateral (collectively, such agreements, as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreements”).

SECTION 1.7.     ADMINISTRATIVE BORROWER. Each Borrower hereby irrevocably appoints Communications Systems as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain at all times in full force and effect. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Lender with all notices with respect to Advances, Letters of Credit and other extensions of credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances, Letters of Credit and other extensions of credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Borrower hereby jointly and severally agrees to indemnify Lender and hold Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (x) the handling of the Loan Account and Collateral as provided in this Section 1.7, or (y) Lender’s reliance on any instructions of the Administrative Borrower.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Each Borrower and each of the other Loan Parties makes the following representations and warranties to Lender, which representations and warranties will survive the execution of this Agreement and will continue in full force and effect until the full and final payment, and satisfaction and discharge of all Obligations:

SECTION 2.1.     LEGAL STATUS. Each Loan Party and each Subsidiary of each Loan Party is duly organized, validly existing and in good standing under the laws of the State of its organization and is qualified or licensed to do business and is in good standing in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to cause a Material Adverse Change. Each Loan Party and each Subsidiary of each Loan Party possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law

SECTION 2.2.     AUTHORIZATION AND VALIDITY. The Loan Documents have been duly authorized and constitute legal, valid and binding agreements and obligations of each Loan Party or the party which executes the same, enforceable in accordance with their respective terms. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of such Loan Party’s organizational documents or result in any breach of or default under any contract, obligation, indenture or other instrument to which such Loan Party is a party or by which such Loan Party or its assets may be bound.

SECTION 2.3.     LITIGATION. There are no pending, or to the best of each Loan Party’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which involve more than $500,000 or which could reasonably be expected to cause a Material Adverse Change, other than those disclosed on Schedule B.

SECTION 2.4.     FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE; SOLVENCY. The annual financial statements of each Loan Party and its Subsidiaries dated for such Loan Party’s most recent fiscal year ended and all interim financial statements delivered to Lender since such date (a) are complete and correct and present fairly the financial condition of such Loan Party and its Subsidiaries, (b) disclose all liabilities of such Loan Party and its Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles (“GAAP”), whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied. Since the dates of such financial statements there has been no Material Adverse Change. Each Loan Party is Solvent, and no transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or any other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of any Loan Party.

SECTION 2.5.     TAXES. Each Loan Party and each Subsidiary of each Loan Party has timely filed all tax returns and reports of such Loan Party or such Subsidiary required to be filed by it, and paid when due all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon such Loan Party or such Subsidiary and its assets, income, businesses and franchises that are due and payable. None of the Loan Parties or their Subsidiaries are aware of any unpaid tax or assessment or proposed tax or assessment against any Loan Party or any of their respective Subsidiaries or Affiliates except (a) as set forth on Schedule B and (b) taxes owing for current or future periods that are not yet due and payable.

SECTION 2.6.     ERISA. Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); and no Loan Party or any Subsidiary of any Loan Party has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by such Loan Party (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by such Loan Party or any such Subsidiary; each Loan Party and each Subsidiary of each Loan Party has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP. Schedule B contains a complete list of all Plans maintained or contributed to by any Loan Party.

SECTION 2.7.     OTHER OBLIGATIONS. No Loan Party or any Subsidiary of any Loan Party is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.8.    ENVIRONMENTAL MATTERS. Except as set forth on Schedule B, each of the Loan Parties and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations related to such statutes, which govern or affect any Loan Party’s or such Subsidiary’s operations and/or properties. None of the operations of any Loan Party or any Subsidiary of any Loan Party is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. No Loan Party or any Subsidiary of any Loan Party has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.9.   COMPLIANCE WITH LAWS, ETC. No Loan Party or any Subsidiary of any Loan Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. No Loan Party or any Subsidiary of any Loan Party is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Each Loan Party and each Subsidiary of each Loan Party has complied in all material respects with the Federal Fair Labor Standards Act. No Loan Party or any Subsidiary of any Loan Party has violated any laws, ordinances or rules, the violation of which could reasonably be expected to result in a Material Adverse Change or subject Loan Parties or such Subsidiaries to costs or liability in excess of $500,000.

SECTION 2.10.   MATERIAL CONTRACTS. Set forth on Schedule B is a detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the Closing Date. Except for matters which could not reasonably be expected to result in a Material Adverse Change, each Material Contract (a) is in full force and effect and is binding upon and enforceable against such Loan Party or such Subsidiary and, to such Loan Party’s or Subsidiary’s knowledge, after due inquiry, each other Person that is a party in accordance with its terms, (b) has not been otherwise amended or modified, and (c) is not in default due to the action or inaction of such Loan Party or such Subsidiary.

SECTION 2.11.   INFORMATION CERTIFICATE. All of the information, disclosures, representations, and warranties contained in the Information Certificate are true, complete, correct and accurate as of the Closing Date.

SECTION 2.12.   NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing under this Agreement.

SECTION 2.13.   NO OTHER LIENS. No Loan Party or any Subsidiary of any Loan Party has mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Lender and except for Permitted Liens.

ARTICLE III
CONDITIONS

SECTION 3.1.     CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Lender to make the initial Advance and any other initial extension of credit under this Agreement is subject to the fulfillment to Lender’s satisfaction of each of the following conditions:

(a)          all Loan Documents and all other documents relating to this Agreement will have been executed and delivered, and Lender will have received copies of each Loan Party’s organizational documents, satisfactory authorizing resolutions, recent good standing certificates for each Loan Party and recent certificates of status with respect to each Loan Party issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which shall indicate that such Loan Party is in good standing in such jurisdictions;

(b)           Lender will have confirmed to its satisfaction that there has been no Material Adverse Change since the date of the last financial statements provided to Lender;

(c)           Uniform Commercial Code and other Lien and background searches and all Uniform Commercial Code and other filings deemed necessary by Lender with respect to each Loan Party will have been completed and will have confirmed Lender’s first-priority Liens in the Collateral and the results thereof will be otherwise satisfactory to Lender;

(d)           [Reserved];

(e)           no Default or an Event of Default will have occurred;

(f)            Lender shall have received all financial information of each Loan Party required by this Agreement, including, without limitation, all financial projections requested by Lender, in form and substance acceptable to Lender (including as to scope and underlying assumptions);

(g)           Lender will have completed its business, legal, and collateral due diligence, including (i) a collateral examination, appraisals and review of each Loan Party’s books and records and verification of each Loan Party’s representations and warranties to Lender, the results of which must be satisfactory to Lender, and (ii) completion of Patriot Act searches, OFAC/PEP searches and customary individual background checks searches for each Loan Party’s senior management and key principals and each other Loan Party, the results of which will be satisfactory to Lender;

(h)          Lender will have obtained final credit approval;

(i)           Lender shall have established cash management, operating accounts and collection accounts for each Borrower;

(j)           evidence that each Loan Party will have received all licenses, approvals and certifications required by any governmental authority necessary in connection with the execution of this Agreement and the Loan Documents and the completion of the transactions contemplated by this Agreement;

(k)          Borrowers will have paid all Lender Expenses incurred with the transactions evidenced by the Loan Documents;

(l)           Borrowers will have Liquidity of not less than $10,000,000 as of the Closing Date (including not less than $2,000,000 of Liquidity arising from Availability; and

(m)         all other conditions required by Lender shall have been fulfilled to Lender’s satisfaction and all other deliverables required by Lender shall have been delivered to Lender’s satisfaction.

SECTION 3.2.     CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Lender to make any Advance or any other extension of credit requested by Borrowers at any time will be subject to the fulfillment to Lender’s satisfaction of each of the following conditions:

(a)          The representations and warranties of the Loan Parties contained in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Advance or such extension of credit as though made on and as of such date; and

(b)          No Default or Event of Default shall have occurred and be continuing on the date of such Advance or such extension of credit, nor shall either result from the making of such Advance or extension of credit.

Any request for an Advance or for any other extension of credit will be deemed to be a representation by Borrowers that the statements set forth in this Section 3.2 are correct as of the time of such request and if such request is for an Advance or a Letter of Credit, sufficient Availability exists for such Advance to be made or such Letter of Credit to be issued.

SECTION 3.3.    CONDITIONS SUBSEQUENT. The obligation of Lender to continue to make Advances or otherwise extend credit under this Agreement is subject to the fulfillment, on or before the applicable date, of the conditions subsequent set forth on Schedule F. The failure by any Borrower or any other Loan Party to so satisfy such conditions subsequent on or before the applicable date will constitute an Event of Default.

ARTICLE IV
AFFIRMATIVE COVENANTS

Each Borrower and each of the other Loan Parties covenants that so long as Lender remains committed to make any Advance or extend any other credit to Borrowers or any Obligations remain outstanding, each Loan Party will, and will cause each other Loan Party and each of its Subsidiaries to:

SECTION 4.1.     FINANCIAL STATEMENTS. Provide to Lender the financial information set forth on Schedule C, in form and detail satisfactory to Lender, within the time periods set forth in Schedule C.

SECTION 4.2.     COLLATERAL REPORTING. Provide to Lender all of the information set forth on Schedule D, in form and detail satisfactory to Lender, within the time periods set forth in Schedule D, and delivered electronically if Borrowers have implemented electronic reporting.

SECTION 4.3.     FINANCIAL COVENANTS. Comply with each of the following financial covenants:

(a)          Minimum Liquidity. Maintain Liquidity of the Borrowers at not less than $10,000,000 at all times, and not less than $2,000,000 of such Liquidity shall at all times arise from Borrowers’ Availability.

SECTION 4.4.     ACCOUNTING RECORDS; INSPECTIONS. Maintain a system of accounting that enables the Loan Parties and their respective Subsidiaries to produce financial statements in accordance with GAAP. Each Loan Party will, and will cause its Subsidiaries to, permit any representative of Lender, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the Collateral and the other assets and properties of such Loan Party and such Subsidiary and to do inspections, exams and appraisals of any of the Collateral and any other assets of such Loan Party and such Subsidiary. The Loan Parties will, and will cause its Subsidiaries to, also permit Lender, in Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or otherwise, and, at the request of Lender, Loan Parties will, and will cause its Subsidiaries to, send requests for verification of Accounts or send notices of assignment of Accounts to Account Debtors.

SECTION 4.5.     COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents under which each Loan Party is organized and/or which govern each Loan Party’s and each Subsidiary of each Loan Party’s continued existence, and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to each Loan Party and/or its business, and each Subsidiary of each Loan Party and/or its business, the failure to maintain or comply with which could reasonably be expected to cause a Material Adverse Change.

SECTION 4.6.     MAINTENANCE OF PROPERTIES. Keep all properties useful or necessary to the business of each Loan Party and each of its Subsidiaries in good repair and condition, and from time to time make necessary repairs, renewals and replacements so that such properties will be fully and efficiently preserved and maintained.

SECTION 4.7.     TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments.

SECTION 4.8.      NOTICE TO LENDER. Promptly (but in no event more than 5 days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Default or Event of Default; (b) any change in the name or the organizational structure of any Loan Party or any Subsidiary of any Loan Party, and if any Loan Party or Subsidiary is an individual, any change in the name set forth on such Loan Party’s or such Subsidiary’s driver’s license or other special identification card issued by any state; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) a violation of any law, rule or regulation, the non-compliance with which reasonably could be expected to result in a Material Adverse Change; (e) any termination or cancellation of any insurance policy which any Loan Party or any Subsidiary is required to maintain, or any loss through liability or property damage, or through fire, theft or any other cause affecting such Loan Party’s property in excess of an aggregate of $250,000; (f) any litigation pending or threatened against any Loan Party or any Subsidiary of any Loan Party which could reasonably be expected to cause a Material Adverse Change or which involves more than $250,000; and (g) any dispute or claims by any of any Borrower’s customers exceeding $250,000 individually or $500,000 in the aggregate during any fiscal year.

SECTION 4.9.    INSURANCE. Maintain insurance customary for the business in which it is engaged and maintain all risk property insurance coverage covering the full replacement cost of all of the Collateral, together with general liability insurance, in each case, in form, substance, amounts, under agreements and with insurers acceptable to Lender. The insurance policies must be issued by an insurance company acceptable to Lender and contain a lender loss payable endorsement acceptable to Lender naming Lender as first and sole loss payee with regard to property coverage and as additional insured with regard to liability coverage.

SECTION 4.10.  DEPOSITORY RELATIONSHIP; DEPOSIT ACCOUNTS. Maintain all of its cash management, collection, and operating accounts with Lender, and maintain only such deposit accounts as are described in, and subject to the terms and conditions of, the applicable Security Agreement. Nothing in this Section 4.10 shall prevent Borrowers from maintaining the UBS Securities Account, which Borrowers may close in their sole discretion from time to time.

SECTION 4.11.   MATERIAL CONTRACTS. Deliver to Lender a copy of each Material Contract and amendment to Material Contract entered into since the delivery of the previous Compliance Certificate, and at the request of Lender, a “no-offset” letter acceptable to Lender from each customer of a Loan Party and Subsidiary of each Loan Party which is a party to any Material Contract. Each Loan Party and each Subsidiary of each Loan Party shall maintain all Material Contracts in full force and effect and shall not default in the payment or performance of any obligations under any Material Contract (subject to any cure or grace periods applicable under any such Material Contract).

SECTION 4.12.   COOPERATION. Take such actions and execute and deliver to Lender such instruments and documents as Lender will request (including obtaining agreements from third parties as Lender deems necessary) to create, maintain, preserve and protect Lender’s first-priority Lien in the Collateral and Lender’s rights in the Collateral and to carry out the intent of this Agreement and the other Loan Documents.

ARTICLE V
NEGATIVE COVENANTS

Each Borrower and each other Loan Party agrees that, so long as Lender remains committed to make any Advance or extend any other credit to Borrowers, or any Obligations remain outstanding, no Loan Party will, and the Loan Parties will not permit any Subsidiary of any Loan Party to:

SECTION 5.1.     USE OF FUNDS. Use any of the proceeds of any Advance or any other credit extended under this Agreement for purposes other than (a) to pay Lender Expenses incurred in connection with this Agreement and the other Loan Documents, and (b) consistent with the terms of this Agreement, for working capital purposes of Borrowers. Borrowers will not use the proceeds of any extension of credit to purchase or carry margin stock or for any other purpose that violates the terms of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

SECTION 5.2.     OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness of Loan Parties or any Subsidiary of any Loan Party, except (a) the Obligations and (b) Permitted Indebtedness. “Indebtedness” means the following, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several: (i) all obligations for borrowed money (including recourse and other obligations to repurchase accounts or chattel paper under factoring, receivables purchase or similar financing arrangement or for the deferred purchase price of property or services); (ii) all obligations in respect of surety bonds and letters of credit; (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all capital lease obligations; (v) all obligations or liabilities of others secured by a Lien on any asset of any of the Loan Parties or any Subsidiary of any Loan Party, whether or not such obligation or liability is assumed; (vi) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices); (vii) all guaranties of the obligations of another Person; and (viii) all obligations owing under Hedge Agreements (which amounts will be calculated based on the amount that would be payable by the applicable Loan Party if the Hedge Agreement were terminated on the date of determination). “Permitted Indebtedness” means (a) Indebtedness described on Schedule B; (b) purchase money indebtedness incurred in connection with the financing of the purchase of fixed assets (including capitalized leases) in an aggregate amount outstanding at any time not to exceed $500,000; and (c) Indebtedness acquired in connection with a Permitted Acquisition, so long as such Indebtedness is either purchase money indebtedness or a capital lease with respect to Equipment or mortgage financing with respect to real property, such Indebtedness was in existence prior to the date of such Permitted Acquisition, and such Indebtedness was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

SECTION 5.3.     MERGER, CONSOLIDATION, TRANSFER OF ASSETS, TRANSACTIONS OUTSIDE THE ORDINARY COURSE OF BUSINESS. Cause, permit, participate in or suffer to occur, any of the following: (a) merge with or consolidate with any other Person; provided, however, that a Subsidiary of a Borrower may merge into a Borrower so long as a Borrower is the surviving entity; (b) make any substantial change in the nature of the business of any Loan Party or any Subsidiary of any Loan Party as conducted as of the Closing Date; (c) make any material change in the existing executive management personnel of any Loan Party or any Subsidiary of any Loan Party; (d) liquidate or dissolve the business of any Loan Party or any Subsidiary of any Loan Party; provided, however, that a Loan Party or a Subsidiary of a Loan Party may liquidate or dissolve so long as all of the rights and assets of such Loan Party or Subsidiary of a Loan Party are transferred and/or assigned to a Borrower; (e) become a member or partner in a joint venture, partnership or limited liability company; (f) acquire all or substantially all of the assets of any other Person (or any division, business unit or line of business of any other entity), or acquire any assets outside the ordinary course of business of any Loan Party or any Subsidiary of any Loan Party; (g) sell, lease, transfer or otherwise dispose of any of the assets of any Loan Party or any Subsidiary of any Loan Party, except for the sale of Inventory in the ordinary course of its business and except as permitted under the foregoing clause (d); (h) create or acquire any Subsidiary; (i) enter into any other transaction outside the ordinary course of business (including any sale and leaseback transaction); or (j) liquidate, wind up, or dissolve itself or suspend or cease operation of a substantial portion of its business (except in accordance with the foregoing clause (d)).

SECTION 5.4.     GUARANTIES. Guarantee or become liable in any way as surety, endorser, accommodation endorser or otherwise for any liabilities or obligations of any other Person, except for the Guaranties in favor of the Lender or guaranties of a Loan Party existing on the Closing Date and set forth on Schedule B.

SECTION 5.5.     LOANS, ADVANCES, INVESTMENTS. Make any Investment in any Person other than Permitted Investments. “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (i) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business not to exceed $50,000 in the aggregate during any fiscal year of Borrowers, and (ii) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Permitted Investments” means (a) Investments in cash and Cash Equivalents; (b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business; (c) advances made in connection with purchases of goods or services in the ordinary course of business; (d) Investments owned by any Loan Party or any Subsidiary of any Loan Party on the Closing Date and set forth on Schedule B; (e) Investments by a Borrower in any Subsidiary of any Loan Party that is not a Loan Party in an aggregate outstanding amount not to exceed $100,000 at any time; and (f) other Investments by Borrowers in an aggregate amount not to exceed $250,000 in any fiscal year.

SECTION 5.6.     [RESERVED.]

SECTION 5.7.     LIENS. Mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, all or any portion of any assets of any Loan Party or any Subsidiary of any Loan Party, whether now owned or subsequently acquired, except (a) Liens in favor of Lender and (b) Permitted Liens. “Lien” means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or its income, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the above, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction. “Permitted Lien” means (a) Liens for unpaid taxes, assessments, or other governmental charges or levies that are not yet delinquent; (b) Liens set forth on Schedule B; (c) the interests of lessors under operating leases and non-exclusive licensors under license agreements; and (d) purchase-money Liens or the interests of lessors under capital leases to the extent that such Liens or interests secure Permitted Indebtedness consisting of purchase-money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the cash proceeds, and (ii) such Lien only secures the purchase-money Indebtedness that was incurred to acquire the asset purchased or acquired.

SECTION 5.8.     AGREEMENTS NOT TO ENCUMBER. Agree with any Person other than Lender not to grant or allow to exist a Lien upon any of its property, or covenant to any other Person that such Loan Party or such Subsidiary in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of such Loan Party’s or such Subsidiary’s property, other than Permitted Liens.

SECTION 5.9.    AFFILIATE TRANSACTIONS. Directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of any Loan Party, except for: (a) transactions that are in the ordinary course of the business of such Loan Party or such Subsidiary, and are on fair and reasonable terms that are no less favorable to such Loan Party or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person; and (b) so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and directors of such Loan Party or such Subsidiary in the ordinary course of business and consistent with industry practice.

SECTION 5.10.  ORGANIZATIONAL CHANGES. Change its name, chief executive office, principal residence, organizational documents, organizational identification number, state of organization, organizational identity or “location” as defined in Section 9-307 of the Code.

SECTION 5.11.  CHANGE OF ACCOUNTING METHOD. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1.     EVENTS OF DEFAULT. The occurrence of any of the following will constitute an “Event of Default” under this Agreement:

(a)           Any Borrower fails to pay when due any Obligation.

(b)          Any financial statement or certificate furnished to Lender in connection with, or any representation or warranty made or deemed made by any Borrower or any other Loan Party under this Agreement or any other Loan Document proves to be incorrect, false or misleading in any material respect when furnished or made (or deemed made).

(c)           (i) Any default in the performance of or compliance with any obligation, covenant, agreement or other provision contained in any of Sections 3.3, 4.1, 4.2, 4.3, 4.4 (solely if any Loan Party or any Subsidiary refuses to allow Lender or its representatives to visit or inspect its properties or books and records), 4.7, 4.8 or 4.9 or Article V; or (ii) any default in the performance of or compliance with any obligation, covenant, agreement or other provision contained in this Agreement or in any other Loan Document (other than those specifically described elsewhere in this Section 6.1), or any other obligation of any Loan Party to Lender and such failure continues for a period of 20 days after the earlier of (A) the date on which such failure shall first become known to or should have been known by any officer of any Loan Party or (B) the date on which written notice thereof is given to any Loan Party by Lender.

(d)          Any default in the payment or performance of any obligation under, or any defined event of default occurs, under the terms of any contract, instrument or document (other than any of the Loan Documents) related to any Indebtedness of any Loan Party involving an aggregate amount of $250,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s obligations thereunder.

(e)          Any Loan Party fails to be Solvent, or any Loan Party becomes the subject of an Insolvency Proceeding.

(f)           Any judgment, order or award for the payment of money in an amount in excess of $250,000 in any one case or in excess of $500,000 in the aggregate is entered or filed against any Loan Party, or with respect to any of their respective assets.

(g)          There exists or occurs (i) any event or condition that Lender in good faith believes likely to materially impair, or is substantially likely to materially impair, the prospect of payment or performance by any Borrower or any other Loan Party of its obligations under any of the Loan Documents, or (ii) a Material Adverse Change.

(h)          Except to the extent expressly permitted by Section 5.3, the dissolution or liquidation of any Loan Party if a corporation, limited liability company, partnership, joint venture or other type of entity; or any Loan Party, or any of its directors, stockholders or members, takes action seeking to affect the dissolution or liquidation of any Loan Party (unless such dissolution or liquidation is expressly permitted by Section 5.3).

(i)           Any Loan Party makes any payment on any Indebtedness which is subject to a Subordination Agreement in favor of Lender, in violation of such Subordination Agreement.

(j)           Any government authority takes action that Lender believes materially adversely affects any Loan Party’s financial condition or ability to repay any of the Obligations; any indictment or conviction of any Borrower, any Loan Party, or an officer, director or manager of any Borrower or any Loan Party for a felony offense under state or federal law or any Borrower or any other Loan Party appoints an officer or director who has been convicted of any such felony offense.

(k)          A Change of Control occurs.

(l)           Lender fails to have a first-priority Lien in the Collateral, subject to no other Liens except Permitted Liens.

(m)         Any Loan Party fails to perform any obligation under any other Loan Document to which it is a party (and such failure continues beyond any applicable period of cure or grace); or any Loan Party repudiates or revokes or purports to repudiate or revoke any obligation under any other Loan Document to which it is a party; or any Loan Party that is an individual dies or becomes incapacitated, or any Loan Party or any other non-individual Loan Party ceases to exist for any reason other than as permitted under Section 5.3.

SECTION 6.2.     REMEDIES. Upon the occurrence and during the continuation of an Event of Default, Lender may: (a) by written notice to Borrowers (except no such notice shall be required with respect to an Event of Default with respect to Borrowers under Section 6.1(e)), declare the Obligations (other than Obligations under any Hedge Agreement, which may be accelerated pursuant to the terms of the applicable Hedge Agreement) immediately due and payable, at which time such Obligations shall be immediately due and payable and each Borrower shall be obligated to immediately repay all of such Obligations in full, without presentment, demand, protest, notice of dishonor, or other notice of any kind or other requirement of any kind, all of which are hereby expressly waived by Borrowers; (b) declare the obligations, if any, of Lender to make further Advances or other extensions of credit under this Agreement and any of the Loan Documents terminated, at which time such obligations will immediately cease and terminate; (c) require Borrowers to cash collateralize the Letter of Credit Usage in an amount equal to 110% of such Letter of Credit Usage and (d) exercise any or all rights, powers and remedies available under the Security Agreement and each of the other Loan Documents, or accorded by law or equity. All rights, powers and remedies of Lender may be exercised at any time by Lender and from time to time after the occurrence and during the continuation of an Event of Default, and the same are cumulative and not exclusive, and will be in addition to any other rights, powers or remedies provided by law or equity. Upon the occurrence of any Default or Event of Default described in Section 6.1(e) with respect to Borrowers, any obligation of Lender to make Advances or provide any further extensions of credit hereunder shall automatically terminate and the Obligations (other than Obligations under any Hedge Agreement, which may be accelerated pursuant to the terms of the applicable Hedge Agreement) shall automatically and immediately become due and payable.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.     CERTAIN DEFINITIONS. The following terms will have the following meanings:

“Account” has the meaning set forth in Section 1.1(a).

“Account Debtor” has the meaning set forth in Section 1.1(a).

“Administrative Borrower” means Communications Systems, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 1.7, and its successors and assigns in such capacity.

“Advances” has the meaning set forth in Section 1.1(a).

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 5.9; (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of the board of directors or equivalent governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partners shall be deemed an Affiliate of such Person.

“Applicable Margin” means, as of any date of determination, (a) with respect to Advances which bear interest based on the Daily One Month LIBOR, 2.00%; and (b) with respect to Advances which bear interest based on the Prime Rate as provided in Section 1.4(b), 1.00%.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 1.1(a) after giving effect to all then outstanding Obligations.

“Bank Product Provider” means Lender or any of its Affiliates that provide Bank Products to any Borrower or any Loan Party.

“Bank Products” means any one or more of the following financial products or accommodations extended to any Borrower or any other Loan Party by a Bank Product Provider: (a) commercial credit cards, (b) commercial credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-- cards”), (f) cash management and related services (including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer and other cash management arrangements), or (g) transactions under any Hedge Agreement.

“Bankruptcy Code” means Title 11 of the United States Code as in effect from time to time.

“Borrowers” has the meaning set forth in the preamble to this Agreement.

“Borrowing Base” has the meaning set forth in Section 1.1(a).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close under to the rules and regulations of the Federal Reserve System.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and having one of the three highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Change in Law” has the meaning set forth in Section 1.4(a).

“Change of Control” means that (a) Communications Systems fails to own and control, directly or indirectly, 100% of the Stock of each of Suttle, JDL and Transition Networks, or (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20%, or more, of the Stock of Communications Systems having the right to vote for the election of members of the board of directors of Communications Systems, or (c) a majority of the members of the board of directors do not constitute Continuing Directors, or (d) JDL fails to own and control, directly or indirectly, 100% of the Stock of Twisted Technologies.

“Closing Date” has the meaning set forth in the preamble to this Agreement.

“Code” means the Minnesota Uniform Commercial Code, as in effect from time to time. To the extent that defined terms set forth in this Agreement have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code will control.

“Collateral” means all real and personal property in which Lender has been granted a security interest or Lien pursuant to a Security Agreement, a Mortgage or any other Loan Document, together with any products and proceeds of the foregoing, including, without limitation, the “Collateral” as defined in each Security Agreement and the “Mortgaged Property” or “Subject Property” as defined in each Mortgage.

“Collateral Access Agreement” means a landlord waiver, mortgagee’s disclaimer and consent, bailee letter, or acknowledgment agreement of any lessor, mortgagor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the books, Equipment, Accounts or Inventory of any Loan Party in favor of Lender with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, mortgagee, warehouseman, processor, consignee or other Person and in form and substance satisfactory to Lender.

“Collection Account” has the meaning set forth in Section 1.1(h).

“Collections” has the meaning set forth in Section 1.1(i).

“Compliance Certificate” means a certificate in the form of Schedule E delivered by the chief financial officer of Borrowers to Lender.

“Communications Systems” has the meaning set forth in the preamble to this Agreement.

“Continuing Director” means (a) any member of the board of directors who was a director of any Borrower on the Closing Date, and (b) any individual who becomes a member of the board of directors any Borrower after the Closing Date if such individual was approved, appointed or nominated for election to the board of directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of any Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Daily One Month LIBOR” means, for any day the rate per annum for United States dollar deposits determined by Lender for the purpose of calculating the effective interest rate for loans that reference Daily One Month LIBOR as the Inter- Bank Market Offered Rate in effect from time to time for the 1 month delivery of funds in amounts approximately equal to the principal amount of such loans (and if such rate is below zero, the Daily One Month LIBOR shall be deemed zero). Borrowers understand and agree that Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its sole discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market. When interest is determined in relation to Daily One Month LIBOR, each change in the interest rate will become effective each Business Day that Lender determines that Daily One Month LIBOR has changed.

“Default” means an event, condition or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Period” has the meaning set forth in Section 1.3(b).

“Default Rate” has the meaning set forth in Section 1.3(b).

“Dilution” has the meaning set forth in Section 1.1(a).

“Eligible Accounts” has the meaning set forth in Section 1.1(b).

“Eligible Inventory” has the meaning set forth in Section 1.1(c).

“Equipment” means equipment as that term is defined in the Code.

“ERISA” has the meaning set forth in Section 2.6.

“Event of Default” has the meaning set forth in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“GAAP” has the meaning set forth in Section 2.4.

“Guarantor” means, collectively, (a) Twisted Technologies and (b) each Person that has guaranteed all or any part of the Obligations or becomes a guarantor of all or any part of the Obligations after the Closing Date, and “Guarantor” means any one of them.

“Guaranties” means, collectively, each guaranty agreement delivered at any time by a Guarantor in favor of Lender, in each case in form and substance acceptable to Lender, and “Guaranty” means any one of them.

“Hedge Agreement” means any “swap agreement” as that term is defined in Section 101(53B)(A) of the United States Bankruptcy Code.

“Indebtedness” has the meaning set forth in Section 5.2.

“Information Certificate” means the Information Certificate completed and executed by the Loan Parties and delivered to Lender in accordance with Section 3.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, receiverships, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Inventory” has the meaning set forth in Section 1.1(a).

“Investments” has the meaning set forth in Section 5.5.

“JDL” has the meaning set forth in the preamble to this Agreement.

“L/C Collateral Conditions” has the meaning set forth in Section 1.5(a).

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” has the meaning set forth in Section 7.4.

“Letter of Credit” has the meaning set forth in Section 1.1(e).

“Letter of Credit Usage” has the meaning set forth in Section 1.1(e).

“Lien” has the meaning set forth in Section 5.7.

“Line of Credit” has the meaning set forth in Section 1.1(a).

“Liquidity” means the sum of (a) unrestricted cash and Cash Equivalents of Borrower, (b) the fair market value (as determined by Lender in its Permitted Discretion) of marketable securities owned by any Borrower (including those marketable securities owned by Suttle on deposit in the UBS Securities Account) that are designated as eligible or otherwise of a type or types deemed acceptable to Lender from time to time in its Permitted Discretion and in which Lender has a security interest, so long as no other Person has a Lien therein or thereon, and (c) Availability.

“Liquidity Threshold” means $10,000,000.

“Loan Account” has the meaning set forth in Section 1.1(i).

“Loan Documents” means this Agreement, the Security Agreement, the Guaranties, the Information Certificate, each Subordination Agreement, each Mortgage, each letter of credit agreement, each promissory note, and each contract, instrument, agreement and other document required by this Agreement or at any time entered into or delivered to Lender in connection with this Agreement and the Line of Credit, specifically excluding Hedge Agreements.

“Loan Manager” has the meaning set forth in Section 1.1(e).

“Loan Parties” means collectively, each Borrower and each Guarantor and each of them is a “Loan Party”.

“Lockbox” has the meaning set forth in Section 1.1(h).

“Material Adverse Change” means the occurrence or existence of any of the following: (a) any event or condition that Lender in good faith believes impairs, or is likely to impair, the prospect of payment or performance by any Borrower of any of the Obligations or any other Loan Party of its obligations to Lender or its Affiliates, or (b) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Loan Party, or (c) a material impairment of the ability of any Loan Party to perform its obligations under the Loan Documents or of Lender’s ability to enforce the Obligations or realize upon any of the Collateral, (d) a material impairment of the enforceability or priority of Lender’s Liens with respect to any of the Collateral, or (e) any claim against any Loan Party or threat of litigation which, if determined adversely to any Loan Party, would result in the occurrence of any of the above events.

“Material Contract” means (a) each contract or agreement to which any Loan Party is a party involving aggregate consideration payable to or by such Loan Party of $250,000 or more (other than purchase orders in the ordinary course of the business of such Loan Party), and (b) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” has the meaning set forth in Section 1.5(a).

“Maximum Revolver Amount” has the meaning set forth in Section 1.1(a).

“Mortgages” means, collectively, each mortgage, deed of trust or deed to secure debt executed and delivered by any Loan Party in favor of Lender, in form and substance reasonably satisfactory to Lender, that encumber any real property collateral granted or given as security for the Obligations, and each is a “Mortgage”.

“Obligations” means (a) all loans (including the Advances), debts, principal, interest (including any interest that accrues after the beginning of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account), obligations (including indemnification obligations), fees, Lender Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by Borrowers under or evidenced by this Agreement or any of the other Loan Documents or otherwise owing to Lender under any other present or future document, instrument or agreement, and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, sole, joint, several or joint and several, incurred in the past or now existing or hereafter arising, however arising, and including all interest not paid when due, and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all obligations indebtedness, liabilities, reimbursement obligations, fees, or expenses owing by any Borrower to a Bank Product Provider with respect to any Bank Product, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, incurred in the past or now existing or hereafter arising, however arising. Any reference in this Agreement or in the Loan Documents to the Obligations will include all or any portion of the Obligations and any extensions, modifications, renewals, or alterations of the Obligations, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Overadvance Amount” has the meaning set forth in Section 1.1(j).

“Patriot Act” means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Permitted Acquisition” means an acquisition by a Borrower of (x) assets constituting a business, division or product line of any entity not already a Subsidiary, or (y) the capital stock or equity of any such entity (including by way of merger) as a result of which stock acquisition such entity shall become a Subsidiary of such Borrower or shall be merged with and into a Subsidiary of such Borrower, provided that (in each case):

(a)          no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed acquisition and the proposed acquisition is consensual;

(b)          no Indebtedness will be incurred, assumed, or would exist with respect to any Borrower or its Subsidiaries as a result of such acquisition, other than Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Borrower or its Subsidiaries as a result or such acquisition other than Permitted Liens;

(c)          Borrowers have provided Lender with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis Borrowers (i) would have been in compliance with the financial covenants in Section 4.3 of the Agreement for the 4-fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 4.3 for the 4-fiscal quarter period ended one year after the proposed date of consummation of such proposed acquisition;

(d)          Borrowers have provided Lender with their due diligence package relative to the proposed acquisition, in form and substance reasonably satisfactory to Lender;

(e)           Borrowers have provided Lender with written notice of the proposed acquisition at least 15 Business Days prior to the anticipated closing date of the proposed acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed acquisition, copies of the acquisition agreement and other material documents relative to the proposed acquisition, which agreement and documents must be reasonably acceptable to Lender;

(f)           the business activities of the acquired entity are substantially similar to the business activities conducted by any Borrower or its Subsidiaries at the time of the transaction or a reasonable extension thereof;

(g)          in the case of any consolidation or merger, a Borrower or an existing Subsidiary shall be the continuing or surviving corporation (provided, however, that under no circumstances may a Borrower merge into or consolidate with any Subsidiary); and

(h)          the purchase consideration payable in respect of all Permitted Acquisitions (including all proposed acquisition and including all deferred payment obligations) shall not exceed $25,000,000 in the aggregate.

“Permitted Discretion” means a determination made in the exercise of the good faith judgment of Lender.

“Permitted Indebtedness” has the meaning set forth in Section 5.2.

“Permitted Investments” has the meaning set forth in Section 5.5.

“Permitted Lien” has the meaning set forth in Section 5.7.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and their political subdivisions.

“Plan” has the meaning set forth in Section 2.6.

“Prime Rate” means at any time the rate of interest most recently announced by Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Lender may designate. Each change in the rate of interest will become effective on the date each Prime Rate change is announced by Lender.

“Prior Credit Agreement” means that certain Credit Agreement dated as of October 28, 2011 among Borrowers and Lender, as the same has been amended, restated, supplemented or otherwise modified to date.

“Reduced Reporting Period” means (a) initially, any period commencing as of the date on which Borrowers maintain Liquidity at all times in an amount equal to not less than the Liquidity Threshold and ending on the earliest of (i) the date on which Borrowers fail to maintain Liquidity in an amount equal to not less than the Liquidity Threshold and (ii) the date on which a Default or Event of Default has occurred; and (b) thereafter, any period commencing on the first day after the Reduced Reporting Period Reinstatement Condition has been satisfied and ending on the earliest of (i) the date on which Borrowers fail to maintain Liquidity in an amount equal to not less than the Liquidity Threshold and (ii) the date on which a Default or Event of Default has occurred.

“Reduced Reporting Period Reinstatement Condition” means that Borrowers have maintained Liquidity in an amount equal to not less than the Liquidity Threshold at all times during a period of 60 consecutive days.

“Reserves” has the meaning set forth in Section 1.1(a).

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Security Agreements” has the meaning set forth in Section 1.6.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Indebtedness” means Indebtedness owed by any Loan Party or any Subsidiary of any Loan Party that has been subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreements” means, collectively, each subordination agreement now or hereafter executed by one or more Person now or in the future subordinating Indebtedness or any other obligations of any Loan Party held by that Person to the payment of the Obligations, in each case in form and content acceptable to Lender in its sole discretion, and each is a “Subordination Agreement”.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company or other entity.

“Suttle” has the meaning set forth in the preamble to this Agreement.

“Taxes” has the meaning set forth in Section 7.5.

“Termination Date” has the meaning set forth in Section 1.5(a).

“Transition Networks” has the meaning set forth in the preamble to this Agreement.

“Twisted Technologies, Inc.” means Twisted Technologies, Inc., a Georgia corporation wholly-owned by JDL.

“UBS Securities Account” means securities account number CP82504 maintained by Suttle with UBS Financial Services, Inc. (as the same may be renumbered or recaptioned from time to time).

“Value” has the meaning set forth in Section 1.1(a).

SECTION 7.2.     NO WAIVER. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents will affect or operate as a waiver of such right, power or remedy; nor will any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default (including any Default or Event of Default) under any of the Loan Documents must be in writing and will be effective only to the extent set forth in such writing.

SECTION 7.3.     NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the address for such party set forth below each party’s name on the signature pages of this Agreement or to such other address as any party may designate by written notice to all other parties; notice to any Borrower at such designated address will be treated as notice to all Borrowers. Each such notice, request and demand will be deemed given or made as follows: (a) if sent by hand delivery or overnight courier, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; (c) if sent by telecopy, upon receipt; and (d) if sent by electronic mail, upon sender’s receipt of an acknowledgment from the intended recipient (such as by “return receipt requested” function, as available, return email or other written acknowledgment).

SECTION 7.4.     COSTS, EXPENSES AND ATTORNEYS’ FEES. Each Borrower and each other Loan Party will pay to Lender immediately upon demand the full amount of the following (collectively, “Lender Expenses”): all payments, advances, charges, costs and expenses, including without limitation reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Lender’s in-house counsel), appraisal fees, consultant fees, audit fees, and exam fees expended or incurred by Lender in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, perfection of Lender’s Liens in the Collateral, Lender’s continued administration of this Agreement and the other Loan Documents, and the preparation of any amendments, waivers or other agreements, instruments or documents relating to this Agreement or the other Loan Documents, or in connection with any “workout” or restructuring, (b) the enforcement of Lender’s rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Parties or any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the above incurred in connection with any Insolvency Proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other Person) relating to any of the Loan Parties or any other Person and (d) any of the Collateral and other examinations, appraisals, evaluations, audits and inspections. Each Loan Party’s obligations set forth in this Section 7.4 will survive any termination of this Agreement or repayment of the Obligations and will for all purposes continue in full force and effect.

SECTION 7.5.     TAXES. All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or subsequently imposed by any jurisdiction or by any political subdivision or taxing authority and all related interest, penalties or similar liabilities (collectively, “Taxes”) and in the event any deduction or withholding of such Taxes is required, each Borrower agrees to pay the full amount of such Taxes.

SECTION 7.6.     GENERAL. This Agreement will be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided that no Borrower and no Loan Party may assign or transfer any of its interests, rights or obligations under this Agreement without Lender’s prior written consent. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under this Agreement and the other Loan Documents. This Agreement and the other Loan Documents constitute the entire agreement between Borrowers and the Loan Parties and Lender with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter of this Agreement. This Agreement may be amended or modified only in writing signed by each party to this Agreement. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person will be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents. If any provision of this Agreement or any other Loan Document will be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement or the other Loan Documents. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original, and all of which when taken together will constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement and any party’s failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

SECTION 7.7.     MULTIPLE BORROWERS.

(a)          Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations under this Agreement and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until cash payment in full of the Obligations, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender; (iii) the existence, value or condition of, or failure to perfect any of Lender’s Liens or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except cash payment in full of all Obligations.

(b)          Contribution. Each Borrower hereby agrees that it will not enforce any of its rights of contribution, subrogation, reimbursement, recourse, indemnification or similar rights against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender or under any of the Bank Products are hereby expressly made subordinate and junior in right of payment, including, without limitation as to any increases in the Obligations arising under this Agreement or under the Bank Products, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower.

(c)          No Limitation on Liability. Nothing contained in this Section 7.7 shall limit the liability of any Borrower to pay extensions of credit made directly or indirectly to that Borrower (including revolving loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time in its discretion, to condition an extension of credit hereunder upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such extensions of credit to such Borrower.

SECTION 7.8.    INDEMNITY. Each Borrower and each other Loan Party indemnifies Lender and its Affiliates, Subsidiaries, directors, officers, employees, representatives, agents, and attorneys, and holds them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, this Agreement, any of the Loan Documents, or the Collateral or any relationship or agreement between Lender and the Loan Parties, or any other matter, relating to any Loan Party, the Obligations or the Collateral; provided that this indemnity will not extend to damages that a court of competent jurisdiction finally determines in a non-appealable judgment to have been caused by the indemnitee’s own gross negligence or willful misconduct. Regardless of any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section will survive any termination of this Agreement or repayment of the Obligations and will for all purposes continue in full force and effect.

SECTION 7.9.    GOVERNING LAW. The validity of this Agreement and the other Loan Documents (unless otherwise expressly provided in such Loan Document) and the construction, interpretation, and enforcement of this Agreement and the other Loan Documents, and the rights of the parties, as well as all claims, controversies or disputes arising under or related to this Agreement and the other Loan Documents will be determined under, governed by and construed in accordance with the laws of the State of Minnesota without regard conflicts of laws principles.

SECTION 7.10.    CONSEQUENTIAL DAMAGES. No claim may be made by any Loan Party against Lender, or any Affiliate, Subsidiary, director, officer, employee, representative, agent, attorney or attorney-in-fact of any of them for any special, indirect, consequential, or punitive damages in respect of any claim for breach of contract or other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document or any related act, omission, or event, and each Loan Party waives, releases, and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 7.11.    SAVINGS CLAUSE. If at any time the interest rate set forth in any of the Loan Documents exceeds the maximum interest rate allowable under applicable law, the interest rate will be deemed to be such maximum interest rate allowable under applicable law.

SECTION 7.12.    RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) each Loan Party authorizes Lender, at any time and from time to time, without notice, which is hereby expressly waived by such Loan Party, and whether or not Lender will have declared any extension of credit under this Agreement to be due and payable in accordance with the terms of this Agreement, to set off against, and to appropriate and apply to the payment of, the Obligations (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Lender to such Loan Party (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such the Obligations and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Lender, in its sole discretion, may elect. Each Loan Party grants to Lender a security interest in all deposits and accounts maintained with Lender to secure the payment of all Obligations.

SECTION 7.13.    CONFIDENTIALITY. Lender agrees that material, non-public information regarding each Loan Party, its operations, assets, and existing and contemplated business plans will be treated by Lender in a confidential manner, and will not be disclosed by Lender to Persons who are not parties to this Agreement, except (i) to Lender’s Affiliates, attorneys, representatives, agents and other advisors and to officers, directors and employees of Lender, (ii) as required by law or by any court, governmental or regulatory authority, (iii) as agreed by any Loan Party, (iv) if such information becomes generally available to the public, (v) in connection with any litigation or adversary proceeding involving claims related to this Agreement, (vi) the assignment, participation or pledge of Lender’s interest in this Agreement, (vii) to equity owners of any Loan Party, and (viii) in connection with the exercise by Lender of any right or remedy under this Agreement, any other Loan Document or at law. Lender may use the name, logos, and other insignia of Borrowers and the maximum amount of the credit facilities provided under this Agreement in any “tombstone” or comparable advertising, on its website or in other marketing materials of Lender.

SECTION 7.14.    PATRIOT ACT NOTICE. Lender notifies each Loan Party that pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Lender to identify each Loan Party in accordance with the Patriot Act. In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for each Loan Party, and (b) OFAC/PEP searches and customary individual background checks of each Loan Party’s senior management and key principals, and each Loan Party agrees to cooperate in respect of the conduct of such searches and further agree that the reasonable costs and charges for such searches shall constitute Lender Expenses.

SECTION 7.15.   JURISDICTION. All actions or proceedings arising in connection with this Agreement and the other Loan Documents may be tried and litigated in the State of Minnesota and, to the extent permitted by applicable law, federal courts located in the County of Hennepin, State of Minnesota; provided that any suit seeking enforcement against any Collateral or other property may be brought, at Lender’s option, in the courts of any jurisdiction where Lender elects to bring such action or where such Collateral or other property may be found. Each Loan Party and Lender waive, to the extent permitted under applicable law, any right they may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 7.15.

SECTION 7.16. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH, A “CLAIM”). EACH LOAN PARTY AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 7.17        CONSTRUCTION. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Borrowers notify Lender that Borrowers request an amendment to any provision hereof to eliminate the effect of any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) (an “Accounting Change”) occurring after the Closing Date, or in the application thereof (or if Lender notifies Borrowers that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lender and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. Whenever used herein, the term “financial statements” shall include the footnotes and schedules thereto. Whenever the term “Borrower” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower or Borrowers, as applicable, and their respective Subsidiaries on a consolidated basis, unless the context clearly requires otherwise or unless expressly stated otherwise. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein. The meaning of any term defined herein by reference to the Code will not be limited by reason of any limitation set forth on the scope of the Code, whether under Section 9-109 of the Code, by reason of federal preemption or otherwise. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. References herein to any statute or any provision thereof include such statute or provision (and all rules, regulations and interpretations thereunder) as amended, revised, re-enacted, and /or consolidated from time to time and any successor statute thereto. All of the schedules and exhibits attached to this Agreement are incorporated herein by reference.

Section 7.18        AMENDMENT AND RESTATEMENT; RELEASE. This Agreement constitutes an amendment to, and a complete restatement of, the Prior Credit Agreement. The execution and delivery of this Agreement shall not constitute a novation of the Prior Credit Agreement or any indebtedness or other obligations owing to Lender thereunder. On the Closing Date, the credit facilities described in the Prior Credit Agreement shall be amended, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of Borrowers outstanding as of the Closing Date shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without further action by any Person. Each Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, the Bank Product Providers and any and all Affiliates, participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description related to or arising out of the Prior Credit Agreement and each other loan document, agreement, instrument, letter of credit agreement, application or other document between any Borrower and the foregoing, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Borrower has had, now has or has made claim to have against any such person or entity for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the Closing Date, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

COMMUNICATIONS SYSTEMS, INC.

By:
Name: Edwin C. Freeman
Title: Chief Financial Officer

JDL TECHNOLOGIES, INCORPORATED

By:
Name: Edwin C. Freeman
Title: Chief Financial Officer

TRANSITION NETWORKS, INC.

By:
Name: Edwin C. Freeman
Title: Chief Financial Officer

SUTTLE, INC.

By:
Name: Edwin C. Freeman
Title: Chief Financial Officer

Address:

c/o Communications Systems, Inc. 10900 Red Circle Drive Minnetonka, MN 55343 Attention: Edwin C. Freeman Fax No.: (763) 219-4669 Email: efreeman@commsysinc.com

Signature Page to Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name: Roger Pfiffner
Title: Authorized Signatory

Address:

Wells Fargo Bank, National Association MAC N9314-080 730 Second Avenue South, gili Floor Minneapolis, 11N 55402 Attn: Chris Markham Fax No.: (855) 881-3270 Email: chris.markham@v.rellsfargo.com

Signature Page to Amended and Restated Credit Agreement

SCHEDULE A TO AMENDED AND RESTATED CREDIT AGREEMENT FEES

On the Closing Date: Origination Fee. A non-refundable origination fee of $30,000 which is be fully earned and payable upon the execution of this Agreement.

Monthly:

(a)       Unused Fee. A fee equal to one-quarter of one percent (0.25%) per annum on the daily average of the Maximum Revolver Amount reduced by outstanding Advances and Letter of Credit Usage, which fee will be calculated on a monthly basis by Lender and will be due and payable in arrears on the first day of each month and on the Termination Date.

(b)       Cash Management and Other Service Fees. Fees for cash management services and other Bank Products and services provided to Borrowers by Lender, in accordance with the agreements entered into between any of the Borrowers and Lender from time to time, including Lender’s customary fees and charges with respect to the disbursement of funds or the receipt of funds to or for the account of any of the Borrowers (whether by wire transfer or otherwise).

(c)       Letter of Credit Fees. A Letter of Credit fee which will accrue at a rate equal to 2.00% per annum times the daily balance of the undrawn amount of all outstanding Letters of Credit (calculated on the basis of a 360-day year and the actual number of days elapsed), payable monthly in arrears on the last day of each month and on the Termination Date and continuing until all undrawn Letters of Credit have expired or have been returned for cancellation. All fees upon the occurrence of any other activity with respect to any Letter of Credit (including, without limitation, the issuance, transfer, amendment, extension or cancellation of any Letter of Credit and honoring of draws under any Letter of Credit) will be determined in accordance with Lender’s standard fees and charges then in effect.

Upon demand by Lender or as otherwise specified in this Agreement:

(a)       Collateral Exam Fees, Costs and Expenses. Lender’s fees, costs and expenses in connection with any collateral exams or inspections conducted by or on behalf of Lender at the current rates established from time to time by Lender as its fee for collateral exams, or inspections (which fees are currently $1,000 per day per collateral examiner), plus all actual out-of-pocket costs and expenses incurred in conducting any collateral exam or inspection; provided, however, so long as no Default or Event of Default has occurred and is continuing, Borrowers shall be obligated to reimburse Lender for fees, costs and expenses related to not more than one such collateral exams and inspections per fiscal year. In addition, Borrowers will reimburse Lender for all fees and expenses related to collateral examinations or inspections obtained prior to the Closing Date. Applicable fees related to electronic collateral reporting will also be charged.

(b)       Appraisal Fees, Costs and Expenses. Lender’s fees, costs and expenses (including any fees, costs and expenses incurred by any appraiser) in connection with any appraisal of all or any part of the Collateral conducted at the request of Lender; provided, however, so long as no Default or Event of Default has occurred and is continuing, Borrowers shall be obligated to reimburse Lender for fees, costs and expenses related to not more than one appraisal of Borrowers’ Inventory during each fiscal year. In addition, Borrowers will be obligated to reimburse Lender for all fees, costs and expenses related to appraisals obtained prior to the Closing Date.

(c)       Termination, Reduction and Prepayment Fees. If (i) Lender terminates the Line of Credit after an Event of Default, or

(ii) Borrowers terminate the Line of Credit on a date other than the Maturity Date, or (iii) Borrowers reduce the Maximum Revolver Amount or if Borrowers and Lender agree to reduce the Maximum Revolver Amount, then Borrowers will pay Lender a termination, reduction or prepayment fee in an amount equal to a percentage of the Maximum Revolver Amount calculated as follows: (A) 1.00% if the termination, reduction or prepayment occurs on or before the first anniversary date of this Agreement; (B) 0.50% if the termination, reduction or prepayment occurs after the first anniversary date of this Agreement but on or before the second anniversary date of this Agreement; and (C) 0.0% if the termination, reduction or prepayment occurs after the second anniversary date of this Agreement. If the credit facilities is transferred to another Subsidiary or operating division of Lender, such transfer shall not be deemed a termination, reduction or prepayment resulting in the payment of termination, reduction or prepayment fees.

(d)       Other Fees and Charges. Lender may elect to impose additional fees and charges during a Default Period for (i) waiving an Event of Default, or (ii) the administration of Collateral by Lender. All such fees and charges will be imposed at Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate, and any Borrower’s request for an Advance following such notice will constitute each Borrower’s agreement to pay such fees and charges.

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